SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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EMS Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
AVAILABLE INFORMATION
DIRECTIONS
PROXY CARD

EMS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2002

Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the “Company”) will be held at 4:00 p.m. local Atlanta time on April 26, 2002, at the Company’s EMS Wireless facility at 2850 Colonnades Ct., Norcross, Georgia, for the following purposes:

1. To elect five members of the Board of Directors to serve during the ensuing year; and

2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only holders of record of common stock of the Company at the close of business on March 18, 2002, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

By Order of the Board of Directors,
WILLIAM S. JACOBS, Secretary

Norcross, Georgia
March 29, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

EMS TECHNOLOGIES, INC.
660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2002

GENERAL INFORMATION

Shareholders’ Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on April 26, 2002, at the Company’s EMS Wireless facility at 2850 Colonnades Ct., Norcross, Georgia (directions are provided on the back cover of this document). This Proxy Statement is being mailed to shareholders on approximately April 1, 2002.

Matters to be Acted Upon

The following matters will be acted upon at the Annual Meeting of Shareholders:

1. The election of five members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified; and

2. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the five nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company’s Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 18, 2002, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 18, 2002, there were 10,459,643 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

Shareholder Proposals for the 2003 Annual Meeting

Any proposals by shareholders intended to be included in the proxy materials for the 2003 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 3, 2002.

In addition, for any proposal or nomination that a shareholder wishes to present at the Meeting but is not seeking to have included in the Company’s proxy materials, notice as required by the Company’s Bylaws (including the information specified in the Bylaws) must be received by the Secretary no later than February 26, 2003; if such notice is not timely received, the matter or nomination will not be considered at the 2003 Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at five. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the five persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

The following table lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during at least the past five years, and the year each was first elected as a director. All nominees are currently directors of the Company and were elected by the shareholders at the last Annual Meeting.

			Year First
Name and Principal Occupation			Elected
for the Last Five Years		Age	Director

Alfred G. Hansen		68	1999
	Chief Executive Officer (since January 2001) and President (since January 2000) of the Company, and its Chief Operating Officer from January 2000 to January 2001. From 1998 through 1999, Mr. Hansen was President of A.G. Hansen Associates, Inc., Marietta, Georgia, an aerospace marketing and manufacturing consultant. From 1995 to 1998, Mr. Hansen served as Executive Vice President of Lockheed Martin Aeronautical Systems, with broad operational responsibilities for its aerospace business, and as a Vice President of its parent company, Lockheed Martin Corporation. Mr. Hansen retired from the U.S. Air Force in 1989 as a four-star general, serving in his last assignment as Commander of the Air Force Logistics Command

Jerry H. Lassiter		71	1978
	Private investor organizing and managing interests in finance and real estate

John B. Mowell		67	1984
	Non-executive Chairman of the Board of the Company (since 2001); President, Mowell Financial Group, Inc., Tallahassee, Florida, an investment counseling firm

Don T. Scartz		59	1995
	Senior Vice President and Chief Financial Officer, Treasurer of the Company

Norman E. Thagard, M. D		58	1998
	Since 1996, Professor, Bernard F. Sliger Eminent Scholar Chair, Florida State University, Director of College Relations, College of Engineering, Florida A&M University — Florida State University, and aerospace consultant. From 1978 until 1996, Dr. Thagard served as a NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir Space Station, for a total of 140 days in space

Committees and Meetings of the Board of Directors

The Board of Directors has designated a Compensation Committee, which during the past year comprised Messrs. Mowell (Chairman), and Lassiter and Dr. Thagard. This committee reviews and recommends to the Board compensation and benefits for the Company’s executive officers, administers the Company’s stock option plans with respect to the participation of employees who are officers or directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met two times during the last fiscal year. The Board also maintains an Audit Committee, composed during the past year of Messrs. Lassiter (Chairman) and Mowell and, Dr. Thagard; additional information about the Audit

Committee and its responsibilities appears below, at “Audit Committee.” The Board does not have a standing Nominating Committee; however, the duties of the Chairman of the Board, who is not an executive officer or employee of the Company, include those of identifying and proposing prospective Board members, and the Chairman will consider recommendations made by shareholders, in writing and addressed to him at the Company’s address appearing on page 1 of this Proxy Statement.

Other committees on which various of the current directors serve are the Executive Committee, comprising Messrs. Mowell (Chairman) and Hansen, which has authority to act between meetings of the full Board; the Finance Committee, comprising Messrs. Lassiter (Chairman), Mowell and Scartz, which has authority to review and make recommendations concerning the Company’s financial resources and capital structure; the Science Committee, comprising Dr. Thagard (Chairman) and Mr. Hansen, which has authority to review and make recommendations concerning scientific and technological trends and perceived opportunities for the Company’s technological capabilities; and the Stock Incentive Plan Committee, comprising Messrs. Hansen (Chairman), Mowell and Scartz, which is generally responsible for administering the Company’s stock option plans with respect to the participation of employees who are not officers or directors.

During the last fiscal year, there were five meetings of the Company’s Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.

Compensation and Other Arrangements with Directors

Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus $4,000 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting, or $1,000 if participation requires substantially a full day’s commitment. Travel expenses are paid to out-of-town directors.

The Company grants to its non-employee directors options to acquire shares of its common stock. These options include an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of participation, and subsequent grants of 3,000 shares per year, beginning in the sixth year of participation. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

The Company has established its Directors’ Stock Purchase Plan, under which each non-employee director may elect to purchase Company common stock with all or a portion of the cash compensation he would otherwise receive for service on the Board or its committees. Compensation for which an election is in effect is applied to purchases directly from the Company, at the market price in effect on the date the compensation would otherwise be paid. Once made, an election cannot be changed more frequently than once every six months, and shares acquired under the Plan must be held for a minimum of six months prior to sale or other disposition. Participants in the Plan also receive additional options to acquire common stock, based on the level of their participation. The additional options are granted automatically every six months, at the market price on the date of grant, in an amount having a Black-Scholes value at that time equal to 25% of the compensation that the director applied to stock purchases under the Plan during the preceding six months. The options become exercisable after six months, and expire on the sixth anniversary of grant. Each of the non-employee directors participates in this Plan.

The Company has a consulting arrangement with Mr. Mowell, who during 2001 provided assistance to the Company in connection with presentations to the investment community, reviews of potential financial transactions, relations with financial analysts, and negotiation of executive separation arrangements. For these services, Mr. Mowell received a consulting fee of $14,800 plus reimbursement of expenses. The other members of the Compensation Committee annually review the terms of this consulting arrangement.

SECURITY OWNERSHIP

The following table sets forth certain information concerning shares of the Company’s common stock beneficially owned as of March 18, 2002, by the Company’s directors and named officers, and as of December 31, 2001, by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

	Amount of		Approximate
Name	Beneficial Ownership		Percent of Class

Kopp Investment Advisors, Inc.	1,279,087	(1)	12.3%
6500 Wedgewood Road Maple Grove, MN 55311

Eagle Asset Management Inc.	873,400		8.4%
880 Carillon Parkway St. Petersburg, FL 33733-0520

Dalton, Greiner, Hartman, Maher & Co.	770,499		7.4%
565 Fifth Avenue, Suite 2101 New York, NY 10017

Dimensional Fund Advisors, Inc.	747,749	(2)	7.2%
1299 Ocean Avenue Santa Monica, CA 90401

Alfred G. Hansen	219,025	(3)	2.0%
Jerry H. Lassiter	33,278	(3)	*
John B. Mowell	55,082	(3)	*
Don T. Scartz	114,986	(3)	1.1%
Norman E. Thagard	15,901	(3)	*
William S. Jacobs	59,448	(3)	*
Neilson A. Mackay	45,061	(3)	*
James S. Childress	4,215	(3)	*
All directors and executive officers as a group (12 persons)	616,874		5.7%

*	Percentage of shares beneficially owned does not exceed 1%

(1)	Kopp Investment Advisors, Inc. has advised that, as to 1,034,087 shares, it exercises investment discretion, but does not vote the shares nor is it the owner of record.

(2)	Dimensional Fund Advisors, Inc. (“Dimensional”) has advised that the shares of which it is deemed to have beneficial ownership are owned by investment companies advised by Dimensional and investment vehicles managed by Dimensional. Dimensional disclaims beneficial ownership of all such shares.

(3)	Includes shares that are subject to currently exercisable options in the amounts of 211,400 for Mr. Hansen, 25,011 for Mr. Lassiter, 25,011 for Mr. Mowell, 81,800 for Mr. Scartz, 14,226 for Dr. Thagard, 30,000 for Mr. Jacobs, 32,000 for Dr. Mackay, 4,000 for Mr. Childress, and 484,614 for all directors and executive officers as a group. For Mr. Mowell and Mr. Jacobs, these totals also include 8,900 and 9,800 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table discloses, for the years ended December 31, 2001, 2000 and 1999, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the other four most highly compensated executive officers.

Summary Compensation Table

						Long-Term Compensation		All Other
		Annual Compensation				Awards		Compensation(3)

							Securities
							Underlying
Name and Principal						Restricted	Options/SAR's
Position During Period	Year	Salary	Bonus		Other(3)	Stock	(No. of Shares)

Alfred G. Hansen	2001	$295,404	$—		$—	—	38,800	$42,239	(2)
President, Chief	2000	192,320	—	(1)	—	—	219,600 (1)	24,014
Operating Executive Officer

Don T. Scartz	2001	209,602	—				16,500	37,166	(2)
Senior Vice President,	2000	200,780	70,300	(1)	—	—	18,300 (1)	34,323
and Chief Financial Officer,	1999	195,830	—		—	—	15,000	30,689
Treasurer			—		—	—

William S. Jacobs	2001	191,220	—		—	—	10,000	35,092	(2)
Vice President, General	2000	174,804	43,250	(1)	—	—	12,000 (1)	34,357
Counsel and Secretary	1999	169,558	—		—	—	8,000	30,112

Neilson A. Mackay	2001	156,181	66,899		—	—	10,000	5,289	(2)
Vice President and	2000	142,601	65,000		—	—	10,000	5,130
General Manager,	1999	135,433	20,000		—	—	6,500	5,939
SATCOM

James S. Childress	2001	146,325	57,400		—	—	10,000	18,499	(2)
President, and General Manager, LXE

Footnotes to Summary Compensation Table:

(1)	Stock options awarded to Mr. Hansen for 2000 include 200,000 shares granted in connection with his acceptance of employment as President and Chief Operating Officer, and 19,600

granted in 2001 as bonus incentive compensation for 2000. Options for Messrs. Scartz and Jacobs for 2000 include 3,300 and 2,000 shares, respectively, granted in 2001 as incentive compensation for 2000 in addition to the cash bonus amounts.

(2)	For 2001, includes, in the case of Mr. Hansen, $7,239 in matching contributions under the 401(k) and employee stock purchase plans, and $35,000 under the defined contribution retirement plan; in the case of Mr. Scartz, $4,861 in matching contributions under the 401(k) and employee stock purchase plans, $8,889 under split-dollar life insurance arrangements, and $23,416 under the defined contribution retirement plan; in the case of Mr. Jacobs, $6,160 in matching contributions under the 401(k) and stock purchase plans, $11,047 under split dollar life insurance arrangements, and $17,885 under the defined contribution retirement plan; in the case of Dr. Mackay, $5,289 in matching contributions under the retirement and stock purchase plans; in the case of Mr. Childress, $4,509 in matching contributions under the 401(k) and stock purchase plans, and $13,990 under the defined contribution retirement plan. In each case, the split-dollar life insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and discount rates of 8%.

(3)	Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

Option Exercises During Last Fiscal Year and Year-End Option Values

The following chart sets forth certain information with respect to the named executives concerning the exercise in 2001 of options in the Company’s common stock, and unexercised options in the Company’s stock held as of December 31, 2001:

			Number of Shares Underlying		Value of Unexercised
	Year Ended		Unexercised Options		In-the-Money Options at
	December 31, 2001		Held at December 31, 2001		December 31, 2001

	Shares Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alfred G. Hansen	—	$—	211,400	55,800	$872,737	$34,051
Don T. Scartz	21,906	157,640	81,800	15,000	127,635	—
William S. Jacobs	4,000	15,625	30,000	16,000	3,210	27,640
Neilson A. Mackay	—	—	32,000	13,000	28,550	22,458
James S. Childress	—	—	4,000	8,000	—	—

Option Grants During the Last Fiscal Year

	Number of	Percentage of
	Shares	Total Options	Exercise
	Underlying	Granted to	or
	Options	Employees in	Base Price	Expiration	Grant Date
	Granted	Fiscal 2001	Per Share	Date	Present Value(1)

Alfred G. Hansen	52,5200	13.3	$15.81	1/25/04	$368,793
Don T. Scartz	19,800	5.0	15.81	1/25/04	139,887
William S. Jacobs	12,000	3.1	15.81	1/25/04	84,780
Neilson A. Mackay	10,000	2.5	15.81	1/25/04	70,650
James S. Childress	—	—	—	—	—

1.	Based upon the Black-Scholes option pricing model, assuming 0.64 expected volatility, a risk-free rate of 3.2%, no dividend yield, and three years to exercise.

Employment Arrangements

During 2001 the Company entered into agreements with each of its executive officers, including those named in the Summary Compensation Table, with respect to compensation in the event of termination following a change-in-control that was not approved by the Board of Directors. Rights under the agreements arise if within two years of such a change-in-control an officer’s employment is terminated involuntarily (other than for cause or as a result of disability or death), or voluntarily due to Company-initiated adverse changes in duties, compensation or benefits, or change in principal location for the performance of the officer’s duties. In those circumstances, the affected officer would be entitled to a lump-sum payment of the discounted value of three years’ salary, continuation of health and life insurance benefits for one year, and full vesting of any then-outstanding stock options.

Other Transactions

During 1998, the Compensation Committee and Board extended a $100,000 full-recourse loan to William S. Jacobs, Vice President and General Counsel, to be used for open-market purchases of the Company’s common stock. The objective of this loan was to enable Mr. Jacobs to increase his personal financial commitments to the Company and to demonstrate his personal confidence in the Company’s future. The loan bore interest at 8%, and matured at the end of six years or upon earlier termination of employment, with annual payments of interest and a portion of principal. During 2001, Mr. Jacobs repaid the $87,500 balance of this loan in full, together with accrued interest in the amount of $8,750.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

The Compensation Committee believes the Company’s compensation policies should attract and retain experienced and well-qualified executive officers, and provide significant incentives for financial and business achievements that benefit the Company’s shareholders. As a result, the Compensation Committee seeks to maintain the salary component of each officer’s compensation at a moderate level, provides bonuses based heavily on financial performance, and also provides stock options whose value depends on long-term appreciation in the market value of the Company’s common stock.

Base Salary. In determining 2001 base salaries, the Committee reviewed executive salary data, as compiled in a survey conducted by a national compensation consulting firm. In exercising its judgement with respect to base salary adjustments, the Committee has not used these survey materials in any pre-determined mathematical manner. In general, the Committee has sought to maintain executive officer base salaries at levels near the median for comparable positions in comparably sized companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers.

Annual Incentive Compensation. Under the Company’s Executive Annual Incentive Compensation Plan, which was first implemented in 1997, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. The target bonus is factored, up or down, based on the Company’s (or in the case of divisional officers, the Company’s and division’s) performance against operating income targets, and also based on an individual performance evaluation prepared by the CEO. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, to take into account individual or Company/division performance on non-financial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance.

During 2001, the Company as a whole did not achieve its threshold operating income target, while certain divisions exceeded their objectives but others failed to achieve threshold performance levels. As a result, no awards were made to the extent an officer’s award depended on overall Company performance, but the level of awards to divisional officers varied substantially depending on the performance of the particular division.

Long-Term Incentives — Stock Options. In order to provide long-term incentive compensation directly linked to growth in shareholder value, the Company grants stock options to the CEO and other executive officers. Following its 1997 review of executive compensation practices, the Committee has been seeking to grant options annually and on a systematic basis at levels determined to be competitively appropriate. However, the Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee’s discretion. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer’s base salary. All options would be granted at exercise prices equal to market value on the date of grant, and would require periods of continued service before they could be exercised. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer’s level of responsibility and his or her potential to affect shareholder value. The option awards included in the Summary Compensation Table reflect this approach to annual option grants during 2001.

Compensation of the Chief Executive Officer. Mr. Hansen became CEO at the beginning of 2001, having served during the previous year as COO. At the time of Mr. Hansen’s promotion, and after consideration of the Committee’s positive evaluation of his performance as COO, the Committee set Mr. Hansen’s salary compensation at $300,000 per year, which was the median CEO compensation in the comparative survey.

Mr. Hansen did not receive bonus compensation for 2001, due to the Company’s failure to achieve the financial targets that had been set for that year under the Executive Annual Incentive Compensation Plan.

The Committee concluded that for 2001 a grant of stock options, having a Black-Scholes valuation of approximately 100% of base salary, constituted an appropriate level of long-term incentive compensation for Mr. Hansen. The stock options included in the Summary Compensation Table were granted based on this approach.

Submitted by the members of the Compensation Committee:

John B. Mowell, Chairman Jerry H. Lassiter Norman E. Thagard

Audit Committee

The Audit Committee of the Board is responsible for providing independent oversight of the Company’s accounting and financial reporting functions and internal controls, as set out in its written Charter. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. During 2001, the Audit Committee held one formal meeting, and its Chairman also consulted on various occasions during the year with members of the accounting staff and the independent auditors.

The Audit Committee has furnished the following report on its activities:

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and for issuing a report thereon. The Company also engages Ernst & Young LLP to perform an independent audit of the annual financial statements of the Company’s wholly-owned subsidiary, EMS Technologies Canada, Ltd., and to issue a report thereon. To the extent that the Company’s consolidated financial statements include amounts for EMS Technologies Canada, Ltd., the report of KPMG LLP relies upon the report of Ernst & Young LLP. The Audit Committee has responsibility for monitoring and oversight as set out in its Charter.

The Audit Committee met with management, KPMG LLP and Ernst & Young LLP to review and discuss the December 31, 2001 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the firms’ independence.

Based upon the Audit Committee’s discussions with management, KPMG LLP and Ernst & Young LLP, and the Audit Committee’s review of the representations and disclosures of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, being filed with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that our company’s independent accountants are in fact “independent”.

Submitted by the members of the Audit Committee:

Jerry H. Lassiter, Chairman John B. Mowell Norman E. Thagard

Audit Fees

KPMG LLP will bill the Company an aggregate of $323,300 for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2001, and for the reviews of the interim financial statements included in the Company’s Forms 10-Q for 2001. Ernst & Young LLP will bill the Company an aggregate of $163,000 for professional services rendered for the audit of the annual financial statements of the Company’s wholly-owned subsidiary, EMS Technologies Canada, Ltd., for the year ended December 31, 2001, and for the review of the subsidiary’s quarterly financial statements consolidated in the Company’s Forms 10-Q for 2001.

The aggregate fees billed for all other services by KPMG LLP and Ernst & Young LLP, exclusive of the fees disclosed above relating to the financial statement audit services, during the year ended December 31, 2001, were $186,000 and $288,000, respectively. These other services consisted of the following:

		KPMG LLP	Ernst & Young LLP

Other Fees:
	Tax compliance and consulting	$124,000	217,000
	Audit-related services	62,000	71,000

		$186,000	288,000
	Total other fees	======	======

Shareholder Return

The annual changes for the five-year period (with supplemental data as of the record date, March 18, 2002) shown in the following graph are based on the assumption that $100 had been invested in the common stock of EMS Technologies, Inc. and each index on December 31, 1996.

Comparison of Five-Year Cumulative Total Return
EMS Technologies, Inc. Common Stock (ELMG),

S&P Composite-500, and S&P Information Technologies Composite Indices

Company/Index	Dec '96	Dec '97	Dec '98	Dec '99	Dec '00	Dec '01	3/18/02

S&P 500 INDEX	100	133.36	171.48	207.56	188.66	166.24	169.19
TECHNOLOGY-500	100	128.53	228.97	409.27	241.87	179.31	186.29
ELMG	100	105.19	72.73	61.04	60.39	83.53	114.81

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company’s common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company’s common stock on Form 3 is due at the time such person becomes subject to the reporting requirement, and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 2001 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 2001 were filed on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP acted as the Company’s independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 2001 is available through the Company’s website at www.ems-t.com. A printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
March 29, 2002

DIRECTIONS

The EMS Technologies, Inc. Annual Meeting will be held at the Company’s EMS Wireless facility at 2850 Colonnades Court, Norcross, Georgia. This facility is near the Company’s headquarters in northeast suburban Atlanta.

     From I-285:

1.	Exit to Peachtree Industrial Boulevard North.

2.	Continue on Peachtree Industrial Boulevard for approximately 6 1/4 miles.

3.	Right onto Northwoods Parkway.

4.	Continue approximately 3/4 mile.

5.	Right onto Colonnades Court.

6.	EMS Wireless is immediately on the right.

EMS TECHNOLOGIES, INC.

The undersigned hereby appoints Alfred G. Hansen, John B. Mowell and William S. Jacobs, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 26th day of April 2002, and at all adjournments thereof, as indicated with respect to the following matters:

(1) To vote FOR or WITHHOLD AUTHORITY to vote for electing the following five members of the Board of Directors, except as marked to the contrary.

Alfred G. Hansen, Jerry H. Lassiter, John B. Mowell, Don T. Scartz, Norman E. Thagard

INSTRUCTIONS: A shareholder may withhold authority to vote for any nominee by lining through or otherwise striking out the name of such nominee. The above-named proxies will vote for the election of any nominee whose name is not deleted.

(2) In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED HEREON. IF NO INDICATION IS MADE, IT WILL BE VOTED “FOR” THE LISTED NOMINEES.

PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

EMS TECHNOLOGIES, INC.

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors.

This proxy is revocable at any time prior to its use.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

To Shareholders:

Please mark this proxy on the reverse side, date and sign this proxy below, and return it to us promptly in the enclosed envelope, which requires no postage. Please sign exactly as your name appears below and indicate any change of address.

Dated:_____________________________________, 2002

_________________________________________________(L.S.)

_________________________________________________(L.S.)

Signature(s) should correspond with name(s) on reverse side. When signing in a fiduciary or representative capacity, give full title as such.